Exhibit 99.4

Dear Holders of Scilex Holding Company Common Stock:

This letter is being furnished to you as a stockholder of Scilex Holding Company, a Delaware corporation (“Scilex”). As previously announced by Scilex and Datavault AI Inc., a Delaware corporation (“Datavault”), Datavault will be making a voluntary one-time distribution (the “Distribution”) of Dream Bowl 2026 Meme Coin tokens (such tokens, the “Meme Coins”) to the record holders of Scilex common stock, par value $0.0001 per share (such stock, the “Scilex Common Stock” and such record holders, the “Record Holders”) as of the close of business on November 25, 2025 (such date, subject to the right of Datavault’s board of directors (the “Datavault Board”) to change to a later date, the “Record Date”) as a token of appreciation for Scilex’s relationship with Datavault as a significant stockholder of Datavault, licensing partner and co-sponsor of the Dream Bowl XIV event to be held on January 11, 2026.

The Distribution will be (i) made on the basis of one Meme Coin for each share of Scilex Common Stock held by such Record Holders on the Record Date and (ii) paid beginning on December 24, 2025 (or such other date as determined by the Datavault Board, the “Payment Date”), subject to the satisfaction of the Payment Conditions (as defined below) by the applicable Record Holder.

As a Record Holder, you are entitled to participate in the Distribution and receive Meme Coin(s), subject to your satisfying the following conditions (the “Payment Conditions”):

(i)	setting up a digital wallet with Datavault; and

(ii)	completing, executing and submitting an opt-in agreement (the “Opt-In Agreement”), in which, among other things, you will be required to provide a valid and accurate Datavault digital wallet address for Datavault to deposit the Meme Coins.

You must initiate the process of electing to receive your portion of the Distribution by setting up your digital wallet with Datavault and completing the Opt-In Agreement by navigating to http://www.dreambowlcoin.com/ (the “Distribution Website”) hosted by Datavault’s Information Agent, Alliance Advisors.

On the Distribution Website, you will find, among other information, the following (collectively, with this letter, the “Distribution Materials”):

(i)	An FAQ regarding the Distribution.

(ii)	Instructions for setting up a digital wallet with Datavault.

(iii)	A form of Opt-In Agreement to be completed and executed by you and submitted to the Information Agent by uploading the completed and executed agreement via a secure link on the Distribution Website under the field “Upload Your Opt-In Agreement”.

You can also scan the below QR Code to visit the Distribution Website where you can view and download the above-referenced Distribution Materials, set up a digital wallet with Datavault, and print, complete and submit your Opt-In Agreement. No vote is required by you to receive the Distribution, and you will not be required to pay anything to Datavault for the receipt of the Meme Coins in the Distribution. However, as a condition to the receipt of the Distribution, you must satisfy the Payment Conditions set forth above.

You should also carefully review the FAQs on the Distribution Website and the risks and uncertainties described under the heading “Risk Factors” in the Opt-In Agreement. You should consult your own legal counsel regarding the terms of the Opt-In Agreement and your own tax advisor as to the particular tax consequences of the Distribution, including potential tax consequences under state, local, and non-U.S. tax laws.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved the Distribution or determined if the information set forth in this letter and its enclosures is truthful or complete. This letter and its enclosures do not constitute an offer to sell or the solicitation of an offer to buy any securities.

This letter, which we are mailing to all Record Holders as of the close of business on the Record Date, and the other Distribution Materials, which can be found on the Distribution Website referenced above, describe the Distribution and refer you to important information about how to participate in the Distribution. We urge you to access the Distribution Website and read these Distribution Materials carefully.

If you have any questions about participating in the Distribution, please visit the Distribution Website at http://www.dreambowlcoin.com/ or contact Datavault’s Information Agent, Alliance Advisors, by phone or email at 1-855-206-1373 (or 1-732-848-0858 for international holders) or DVLT@allianceadvisors.com.

Thank you,

/s/ Nathaniel Bradley

Nathaniel Bradley

Director and Chief Executive Officer

SCAN THIS QR CODE FOR ACCESS TO THE DISTRIBUTION WEBSITE: